Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

February 9, 2018

Avista Healthcare Public Acquisition Corp.

65 East 55th Street

18th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, File No. 333-221734 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, (i) the issuance of 31,000,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”) and 31,000,000 warrants to purchase one-half of one share of Class A common stock, par value $0.0001 per share, of the Company (the “Warrants”) to be issued pursuant to and in connection with the Domestication (as defined below) contemplated by that certain Transaction Agreement, dated as of August 21, 2017 (the “Agreement”), by and among the Company, Avista Healthcare Merger Sub, Inc., Avista Healthcare NewCo, LLC, Envigo International Holdings, Inc. and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative, which Agreement is described in the Registration Statement and included as Annex A thereto and (ii) as a condition to the effectiveness of the business combination contemplated by the Agreement (the “Business Combination”), the proposal of the Company to change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).  The continuing entity following the Domestication will be renamed “Envigo International Holdings, Inc.”  In this opinion, we refer to the Company following effectiveness of the Domestication as “ENVG.”

In so acting, we have prepared or examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the Agreement; (iii) the form of Certificate of Incorporation of ENVG to be effective upon the Domestication (the “Certificate of Incorporation”); (iv) the form of By-Laws of ENVG to be effective upon the Domestication

(the “By-Laws”); (v) the form of Certificate of Domestication; and (vi) the Warrant Agreement, dated October 10, 2016, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.             Prior to effecting the Domestication and prior to the issuance of the shares of ENVG Common Stock: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained; and

2.             The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware (the “DE Secretary of State”), in accordance with Section 103 of the Delaware General Corporation Law (the “DGCL”), that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

In giving the following opinions, we have relied (without further verification) upon the legal opinion of Maples and Calder filed as Exhibit 5.1 to the Company’s registration statement on Form S-1/A (No. 333-213465) initially filed on September 30, 2016.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that:

1.             Upon effectiveness of the Domestication, each issued and outstanding ordinary share will automatically convert by operation of law, on a one-for-one basis, into validly issued, fully paid and non-assessable shares of ENVG Common Stock.

2.             Upon effectiveness of the Domestication, each issued and outstanding Warrant will be a valid and binding obligation of ENVG, enforceable against ENVG in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Weil Gotshal & Manges LLP